As filed with the Securities and Exchange Commission on August 1, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 Wabasha Street North
St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

ECOLAB INC. 2010 STOCK INCENTIVE PLAN

(Amended and restated effective May 2, 2013)

(Full Title of the Plan)

James J. Seifert

Executive Vice President, General Counsel and Secretary

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

(651) 293-2981

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller	Smaller reporting company ☐
reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common stock, par value $1.00 per share	17,680,000	$92.30	$1,569,100,000	$214,025.24

(1)          As described in the Explanatory Note in this Registration Statement, the number of shares of common stock, par value $1.00 per share (the “Common Stock”) of Ecolab Inc. (“Ecolab”) registered hereby consists of (a) 17,000,000 shares being registered for the first time pursuant to the amendment and restatement of the Ecolab Inc. 2010 Stock Incentive Plan (the “2010 Plan”), plus (b) 680,000 shares (the “Carryover Shares”) that were previously registered by Ecolab under the Ecolab Inc. 2005 Stock Incentive Plan (the “2005 Plan”) on a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on November 3, 2005 (File No. 333-129427) and subject to 2005 Plan awards outstanding as of May 6, 2010, and that may now be issued under the 2010 Plan due to the lapsing, expiration, forfeiture, termination or settlement in cash of such awards or the withholding of shares from such awards other than stock option or stock appreciation rights awards to satisfy tax withholding obligations.  A post-effective amendment to the foregoing Form S-8 Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

(2)          In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock of Ecolab to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described in this Registration Statement.

(3)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act, based upon the average of the high and low sale prices of the registrant’s common stock on July 29, 2013, as reported on the Consolidated Transaction Reporting System of the New York Stock Exchange.  Ecolab is paying registration fees solely with respect to the 17,000,000 shares being newly registered hereby.  The registration fee with respect to the Carryover Shares was paid upon filing of the Form S-8 Registration Statement as described in footnote 1 above, and no further registration fee is required.

EXPLANATORY NOTE

On May 2, 2013, the stockholders of Ecolab Inc. (“Ecolab”) approved an amendment and restatement of the Ecolab Inc. 2010 Stock Incentive Plan (the “2010 Plan”) which, among other things, increased by 17,000,000 the number of shares of Ecolab common stock authorized for grant under the 2010 Plan (the “New Shares”).  In addition to the New Shares, 680,000 shares that were previously subject to awards under the Ecolab Inc. 2005 Stock Incentive Plan (the “2005 Plan”) and were registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 3, 2005 (File No. 333-129427) have become available for grant under the 2010 Plan (the “Carryover Shares”) as set forth in the table below. Ecolab’s authority to grant new awards under the 2005 Plan terminated on May 6, 2010.

Source of Shares	No. of Shares Subject to Award or Withholding	2005 Plan Share Reserve Reduction Ratio	No. of shares available for 2010 Plan
Terminated Option Award Shares (1)	220,000	1:1	220,000
Terminated Full Value Award Shares (2)	45,000	2:1	90,000
Tax Withholding Shares (3)	185,000	2:1	370,000
		Total Carryover Shares	680,000

(1)           Shares of common stock that were subject to stock option or stock appreciation rights awards granted under the 2005 Plan that were outstanding as of May 6, 2010, that subsequently lapsed, expired, were forfeited or terminated or were settled in cash, and that may now be issued under the 2010 Plan based on the same1:1 share ratio by which the 2005 Plan share reserve was decreased when the award was originally granted.

(2)           Shares of common stock that were subject to awards other than stock option or stock appreciation right awards (such awards referred to as “full value awards”) granted under the 2005 Plan that were outstanding as of May 6, 2010, that subsequently lapsed, expired, were forfeited or terminated or were settled in cash, and that may now be issued under the 2010 Plan based on the same 2:1 share ratio by which the 2005 Plan share reserve was decreased when the award was originally granted.

(3)           Shares of common stock that were tendered or withheld to satisfy tax withholding obligations in connection with full value awards granted under the 2005 Plan that were outstanding as of May 6, 2010, and that may now be issued under the 2010 Plan based on the same 2:1 share ratio by which the 2005 Plan share reserve was decreased when the award was originally granted.

The purpose of this Registration Statement is (i) to register the New Shares, and (ii) to carry forward the Carryover Shares to this Registration Statement.  The Form S-8 Registration Statement for the 2005 Plan registered a total of 12,000,000 shares.  A post-effective amendment to the foregoing Form S-8 Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

The number of shares available for issuance under the 2010 Plan may further be increased as follows: (i) any shares of common stock subject to an award under the 2010 Plan, or to an award under the 2005 Plan that was outstanding as of May 6, 2010, that expires, is forfeited or terminated or is settled in cash will, to the extent of such expiration, forfeiture or settlement, automatically again become available for issuance under the 2010 Plan, and will increase the 2010 Plan’s share reserve based on the same share ratio (1:1 for option and stock appreciation rights awards, 2.5:1 for full value awards under the 2010 Plan or 2:1 for full value awards under the 2005 Plan) by which the share reserve was decreased when the award was originally granted; and (ii) any shares of common stock tendered or withheld to satisfy any tax withholding obligation in connection with a full value award under the 2010 Plan or a full value award under the 2005 Plan that was outstanding on May 6, 2010 will also again become available for issuance under the 2010 Plan, and will increase the 2010 Plan’s share reserve based on the same share ratio (either 2.5:1 for awards under the 2010 Plan or 2:1 for awards under the 2005 Plan) by which the share reserve was decreased when the award was originally granted. To the extent such shares were subject to awards made under the 2005 Plan, they may also be registered for issuance under the 2010 Plan pursuant to subsequent Registration Statements.

PART I

INFORMATION REQUIRED

IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED

IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Incorporation by Reference

The following documents filed by Ecolab with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

(1)                                 Annual report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013;

(2)                                 All other reports filed by Ecolab pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2012; and

(3)                                 The description of Ecolab’s common stock contained in its registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

All documents filed by Ecolab with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for portions of Ecolab’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Independent Registered Public Accounting Firm

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited consolidated financial information of Ecolab for the three-month periods ended March 31, 2013 and 2012 and the six-month periods ended June 30, 2013 and 2012, incorporated by reference in this Registration Statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 2, 2013 and August 1, 2013 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information.  Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.  PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the securities subject to this Registration Statement has been passed upon by Michael C. McCormick, Associate General Counsel and Assistant Secretary for Ecolab.  Mr. McCormick beneficially owns, or has the right to acquire, shares of Common Stock, including options to purchase Common Stock, under Ecolab stock incentive plans.  Mr. McCormick is eligible to participate in the 2010 Plan.

Item 6.    Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the right to indemnification and advancement of expenses arising under a provision of the certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or commission explicitly authorizes such elimination or impairment after such act or omission has occurred; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.  Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

Article V of Ecolab’s By-Laws provides for indemnification of Ecolab’s officers and directors to the full extent allowed by Delaware law.

In addition, Article IV of Ecolab’s Restated Certificate of Incorporation provides that Ecolab’s directors do not have personal liability to Ecolab or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (1) for a breach of the duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) for willful or negligent violations of certain provisions under the General Corporation Law of Delaware imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (4) for any transaction from which the director derived an improper personal benefit.  Subject to these exceptions, under Article IV, directors do not have any personal liability to Ecolab or its stockholders for any violation of their fiduciary duty.

Ecolab has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the General Corporation Law of Delaware and claims and suits arising under the Securities Act.  The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of Ecolab.

Ecolab has entered into indemnification agreements with each of its directors.  These indemnification agreements provide for the prompt indemnification “to the fullest extent permitted by law” and for the prompt advancement of expenses, including attorneys’ fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that the director is or was a director, officer, employee, trustee, agent or fiduciary of Ecolab or is or was serving at the request of Ecolab as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity.  The indemnification agreements further provide that Ecolab has the burden of proving that a director is not entitled to indemnification in any particular case.

The foregoing represents a summary of the general effect of the General Corporation Law of Delaware, Ecolab’s By-Laws and Restated Certificate of Incorporation, Ecolab’s directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Ecolab Inc., dated as of January 2, 2013 — Incorporated by reference to Exhibit (3.2) of our Form 8-K dated January 2, 2013.

4.2	By-Laws, as amended through February 26, 2010 — Incorporated by reference to Exhibit (3.2) of our Form 10-K Annual Report for the year ended December 31, 2011.

5.1	Opinion and Consent of Michael C. McCormick (filed herewith electronically).

15.1	Awareness Letter of PricewaterhouseCoopers LLP (filed herewith electronically).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith electronically).

23.2	Consent of Michael C. McCormick (included in Exhibit 5.1).

24.1	Power of Attorney (filed herewith electronically).

99.1	Ecolab Inc. 2010 Stock Incentive Plan (Amended and restated effective May 2, 2013) - Incorporated by reference to (10.1) of our Form 8-K dated May 2, 2013.

Item 9.    Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 1, 2013.

ECOLAB INC.

By:	/s/Douglas M. Baker, Jr.
Douglas M. Baker, Jr. Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 1, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/Douglas M. Baker, Jr.
Douglas M. Baker, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Director)

/s/Daniel J. Schmechel
Daniel J. Schmechel	Chief Financial Officer (Principal Financial Officer)

/s/ John J. Corkrean
John J. Corkrean	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ James J. Seifert
James J. Seifert as attorney-in-fact for:	Directors

Barbara J. Beck, Stephen I. Chazen, Jerry A. Grundhofer, Arthur J. Higgins, Joel W. Johnson, Michael Larson, Jerry W. Levin, Robert L. Lumpkins, Victoria J. Reich, Mary M. VanDeWeghe and John J. Zillmer

Director not signing:  Leslie S. Biller

ECOLAB INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
4.1	Restated Certificate of Incorporation of Ecolab Inc., dated as of January 2, 2013	Incorporated by reference to Exhibit (3.2) of our Form 8-K dated January 2, 2013.

4.2	By-Laws, as amended through February 26, 2010	Incorporated by reference to Exhibit (3.2) of our Form 10-K Annual Report for the year ended December 31, 2011.

5.1	Opinion and Consent of Michael C. McCormick	Filed herewith electronically

15.1	Awareness Letter of PricewaterhouseCoopers LLP	Filed herewith electronically

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith electronically

23.2	Consent of Michael C. McCormick	Included in Exhibit 5.1

24.1	Power of Attorney	Filed herewith electronically

99.1	Ecolab Inc. 2010 Stock Incentive Plan (Amended and restated effective May 2, 2013)	Incorporated by reference to Exhibit (10.1) of our Form 8-K dated May 2, 2013